Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Spectral AI, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock	457(o)	(2)	N/A	$50,000,000	$0.00015310	$7,655

	Total Offering Amounts				$50,000,000		$7,655
	Total Fee Offsets						—
	Net Fee Due						$7,655

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover an indeterminate number of additional securities to be offered or issued from stock splits, stock dividends or similar transactions.

(2)	There are being registered hereunder such indeterminate number of shares of common stock as shall have an aggregate initial offering price not to exceed $50,000,000.